Ex(a)(ii)

CERTIFICATE OF AMENDMENT

TO THE

DECLARATION OF TRUST

OF

BT EQUITY 500 INDEX PORTFOLIO

Effective as of May 16, 2003

The undersigned, Richard T. Hale, a duly elected, qualified and acting Trustee of the Trust, hereby certifies as follows:

WHEREAS, Section 10.4 of Article X of the Declaration of Trust dated December 11, 1991 (as amended from time to time, the “Declaration”) of BT Equity 500 Portfolio, a New York business trust (the “Trust”) provides that the Trustees of the Trust may amend the Declaration at any time without the vote of shareholders in order to change the name of the Trust;

WHEREAS, by written consent dated February 24, 2003, the Trustees of the Trust voted to change the name of the Trust effective May     , 2003 to Scudder Equity 500 Index Portfolio;

NOW THEREFORE, the Declaration is hereby amended by striking Section 1.1 of Article I in its entirety and substituting in lieu thereof the following:

Name. This Trust shall be known as “Scudder Equity 500 Index Portfolio,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine;

and all other references to the name of the Trust in the Declaration shall be changed accordingly.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 1st day of May, 2003.

/s/ Richard T. Hale

Richard T. Hale, as Trustee